Exhibit 10.2

PATENT AND TECHNOLOGY LICENSE AGREEMENT

DUKE UNIVERSITY

AND

CRYO-CELL INTERNATIONAL, INC.

EFFECTIVE February 23, 2021

Table of Contents

ARTICLE 1 - DEFINITIONS	3
ARTICLE 2 - GRANT OF LICENSE	7
ARTICLE 3 - CONSIDERATION	9
ARTICLE 4 - REPORTS	14
ARTICLE 5 - DILIGENCE	16
ARTICLE 6 - SUBLICENSING	19
ARTICLE 7 - PATENT APPLICATIONS AND MAINTENANCE	20
ARTICLE 8 - ENFORCEMENT	21
ARTICLE 9 - NO WARRANTIES; LIMITATION ON LIABILITY	23
ARTICLE 10 - INDEMNITY; INSURANCE	24
ARTICLE 11 - TERM AND TERMINATION	25
ARTICLE 12 - NOTICES	26
ARTICLE 13 - CONFIDENTIALITY	27
ARTICLE 14 - DISPUTE RESOLUTION	28
ARTICLE 15 - MISCELLANEOUS PROVISIONS	9
APPENDIX A – EQUITY TRANSFER AGREEMENT

PATENT AND TECHNOLOGY LICENSE AGREEMENT

This Patent and Technology License Agreement (this “Agreement”) is effective as of February 23, 2021 (the “EFFECTIVE DATE”), between Cryo-Cell International, Inc. (“LICENSEE”) having the address in Article 14 below, and Duke University, a nonprofit educational and research institution organized under the laws of North Carolina (“DUKE”).  LICENSEE and DUKE hereby agree as follows:

ARTICLE 1 -DEFINITIONS

1.1“AFFILIATE” means any corporation or non-corporate entity that controls, is controlled by or is under the common control with a party.  A corporation or a non-corporate entity, as applicable, is deemed to be in control of another corporation if (a) it owns or directly or indirectly controls at least 50% of the voting stock of the other corporation or (b) in the absence of ownership of at least 50% of the voting stock of a corporation, or in the case of a non-corporate entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

1.2“DUKE,” as used in Articles 9 and 10, shall include its trustees, officers, employees, students, and agents.

1.3“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

1.4“EXCLUDED FIELD OF USE” means the treatment of cerebral palsy in a patient using cells initially derived from such patient in Taiwan.

1.5“FIELD OF USE” means the treatment, prevention, cure, reduction, mitigation or other management of any and all diseases and conditions in humans.

1.6“FIRST COMMERCIAL SALE” means the first SALE through a bona fide arm’s length transaction of any LICENSED PRODUCT or first commercial use of any LICENSED PROCESS by LICENSEE or a SUBLICENSEE, excluding the SALE of a LICENSED PRODUCT or use of a LICENSED PROCESS for use in trials, as a sample, or that is of temporary availability.

1.7“IND” means an Investigational New Drug Application as defined in the United States Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or similar application (e.g., a filing that must be made prior to commencing clinical testing of a biologic product in human subjects) filed with the relevant regulatory authority in any other jurisdiction.

1.8“LICENSED FIELD OF USE” means all fields except for the EXCLUDED FIELD OF USE. “LICENSED PROCESS(ES)” means any process or method employed by LICENSEE or SUBLICENSEE that: (a) but for the license under this Agreement, comprises an infringement of (including contributory or inducement), or is covered by, a VALID CLAIM contained in the PATENT RIGHTS in the country in which such process or method or service is performed; or (b) employs a LICENSED PRODUCT; or (c) the REGULATORY APPROVAL for which uses, includes or references RELEVANT DATA.

1.9“LICENSED PRODUCT(S)” means any product sold by LICENSEE or SUBLICENSEE that: (a) but for the license under this Agreement comprises an infringement of (including contributory or inducement), or is covered by, a VALID CLAIM contained in the PATENT RIGHTS in the country in which any such product or product part is made, used, imported, offered for SALE or sold; or (b) is manufactured or is required to be administered to a patient in the process of conducting a LICENSED PROCESS or is required to be employed to practice a LICENSED PROCESS; or (c) the REGULATORY APPROVAL for which uses, includes or references RELEVANT DATA.  For clarity, any product lawfully sold by a third party without license or authorization from LICENSEE or a SUBLICENSEE shall not be a LICENSED PRODUCT.

1.10“LICENSED RIGHTS” means, individually and collectively, any and all RELEVANT DATA, and PATENT RIGHTS in the LICENSED FIELD OF USE in the LICENSED TERRITORY.

1.11“LICENSED TERRITORY” means: (a) with respect to RELEVANT DATA, worldwide except for Taiwan, and (b) with respect to PATENT RIGHTS, worldwide.

1.12“NET SALES” means the amounts received, on SALES, by LICENSEE, its AFFILIATES and/or SUBLICENSEES (each, a “SELLING PARTY”) of LICENSED PRODUCTS and uses of LICENSED PROCESSES to third-party customers, less the following deductions (but only to the extent such deductions are received by LICENSEE on such SALES by a SELLING PARTY):

(a) trade, quantity and cash discounts, rebates and chargebacks actually granted to customers, but only in amounts customary in the trade;

(b)sales taxes, tariff duties and/or use taxes separately stated in such bills or invoices with reference to particular SALES and actually paid by the SELLING PARTY to a governmental unit;

(c)actual freight and other transportation expenses, and other charges or fees directly related to the handling or distribution of LICENSED PRODUCTS or LICENSED PROCESSES between the SELLING PARTY and customers, to the extent such expenses are not charged to or reimbursed by customers;

(d)amounts actually refunded or credited on returns, recalls, retroactive price reductions, or billing errors; and

(e)amounts reasonably reserved for uncollectable accounts with respect to such invoiced amounts determined in a manner consistent with the SELLING PARTY’s internal accounting practices, consistently applied, unless and until collected.

Notwithstanding the foregoing, the provision of LICENSED PRODUCT or LICENSED PROCESS as samples, compassionate use or for the purposes of conducting research or development activities will not be deemed to be a SALE giving rise to NET SALES.  NET SALES will not include sales or other transfers of LICENSED PRODUCT or LICENSED PROCESS between or among LICENSEE or its AFFILIATES or SUBLICENSEES, provided that if a SELLING PARTY further sells such LICENSED PRODUCT or LICENSED PROCESS to a third party, NET SALES shall include the amounts invoiced by such SELLING PARTY for such LICENSED PRODUCT or LICENSED PROCESS. In the event that a LICENSED PRODUCT or LICENSED PROCESS is sold in combination with another product, component or service for which no royalty would be due hereunder if sold separately, NET SALES from such combination sales for purposes of calculating the amounts due under Article 5 shall be calculated by multiplying the NET SALES of the combination product by the fraction A/(A+B), where A is the average gross selling price during the previous calendar quarter of the LICENSED PRODUCT or LICENSED PROCESS sold separately and B is the gross selling price during the previous calendar quarter of the combined product(s), component(s) and/or service(s).  In the event that a substantial number of such separate SALES were not made during the previous calendar quarter then the NET SALES shall be as reasonably allocated by LICENSEE between such LICENSED PRODUCT or LICENSED PROCESS and such other product(s), component(s) or service(s) based upon their relative importance and proprietary protection.  In no event shall the royalty paid to DUKE be reduced by more than fifty percent (50%).

1.13“PATENT RIGHTS” means DUKE’S legal rights under the patent laws of the United States or relevant foreign countries for all of the following: the following United States and foreign patent(s) and/or patent application(s), and substitutions, divisionals, continuations (including continuations-in-part only to the extent such continuations-in-part are entitled to claim priority to such patents or patent applications), and foreign counterparts of the same:

(a) METHODS OF TREATING BRAIN INJURY USING CORD BLOOD OR A COMPONENT THEREOF, US Application 16/477,110 (4719)

COMPOSITIONS AND METHODS OF THE TREATMENT OF DEMYLINATING CONDITIONS, US Application 16/477,167, EP 18738872.3 (5000/5191) - CN 201880016427.7 and HK 62020009171.3)

METHODS FOR THE TREATMENT OF AUTISM SPECTRUM DISORDERS, PCT/US2018/022174, US Application 16/493,754 (5204)

METHODS OF TREATING CEREBRAL PALSY USING HIGH DOSE ALLOGENEIC UMBILICAL CORD BLOOD, US Application 16/510,387 (6479)

METHODS OF TREATING CEREBRAL PALSY AND HYPOXIC-ISCHEMIC ENCEPHALOPATHY USING HUMAN UMBILICAL CORD TISSUE-DERIVED MESENCHYMAL STROMAL CELLS, PCT/US2019/025796 (6381)

METHODS FOR THE TREATMENT OF AUTISM SPECTRUM DISORDERS USING HUMAN UMBILICAL CORD TISSUE-DERIVED MESENCHYMAL STROMAL CELLS, PCT/US2019/025716 (6382)

COMPOSITIONS AND METHODS FOR THE TREATMENT OF DEMYELINATING CONDITIONS US Application 16/510,395 (6478)

COMPOSITIONS COMPRISING MESENCHYMAL STROMAL CELLS FOR THE TREATMENT OF VIRAL INFECTIONS US application 63/017,290 (7094); and

(b) United States and foreign patents issued from the applications listed in subparagraph 1.13 (a) above, including any reviewed, reissued or reexamined patents based upon the same

(c) and all extensions, renewals, restorations and supplementary protection or any equivalent thereof.

1.14“PRINCIPAL INVESTIGATOR” means Dr. Joanne Kurtzberg.

1.15“REGULATORY APPROVAL” means all approvals, licenses, registrations or authorizations necessary for the commercialization of the LICENSED PRODUCT or LICENSED PROCESS in a particular jurisdiction.

1.16“RELEVANT DATA” means the underlying data, information and REGULATORY MATERIAL with respect to the subject matter claimed in the PATENT RIGHTS only, to the extent owned or controlled by and/or (if any) licensed (with the right to license to LICENSEE) to DUKE as of the EFFECTIVE DATE under United States and international law, in any protocols, Standard Operating Procedures, and case report forms, collected or created in connection with DUKE’s pre-clinical studies, regulatory submissions, and clinical trials (specifically IND numbers 14360, 16615, 15949, 17313, 17921, 16274, 14753, 19968, 23378 and 15338) related to studies with Protocol Numbers 00017801, 00065043, 00052449, 00070514, 000792421 00059284, 00077580, 00000412, 00066647, 00105410, 00106044, 00050198, 00089362, 00100253, 00102894, 00104460, and 00104691 including related reports, manuscripts and correspondence and other records of regulatory interactions, with initial reference in DUKE Office of Licensing and Ventures File Nos: 6480, 6622, 6623, 6624, and 6625.  RELEVANT DATA shall not include the private medical records of individuals and shall not include any data or information that allows such individuals to be directly identified.

1.13“REGULATORY MATERIAL” means regulatory applications and authorizations or clearances (including INDs), correspondence, records, filings, submissions, registrations or other filings made to, received from or otherwise conducted with the FDA (including minutes of meetings with the FDA) or any other regulatory authority.

1.14“ROYALTY PERIOD(S)” means the six-month periods ending on the last days of June and December each year.

1.16“ROYALTY TERM” means the period beginning on the FIRST COMMERCIAL SALE of each LICENSED PRODUCT or LICENSED PROCESS and ending at the later of fifteen (15) years after such FIRST COMMERCIAL SALE or expiration of the last VALID CLAIM.

1.17“SALE” means sale, or invoice for goods or services, and SOLD means the past tense of SALE.

1.18“SPINOUT” means an entity that is formed at least in part by LICENSEE to commercialize the PATENT RIGHTS and/or RELEVANT DATA which are sublicensed from LICENSEE to such entity in a transaction in which a majority of the assets of LICENSEE are not also transferred to the entity.  For the purposes of this Agreement, a SPINOUT is also a SUBLICENSEE.

1.19“SUBLICENSEE(S)” means any non-AFFILIATE, third-party person or entity granted in writing an option to sublicense or sublicense by LICENSEE under the LICENSED RIGHTS, but excluding third party contractors performing services for, or supplying products to, LICENSEE, its AFFILIATES, and SUBLICENSEES.

1.20“VALID CLAIM” means: (a) a claim in an issued patent within the PATENT RIGHTS which has not (i) expired, (ii) been finally adjudicated or admitted by DUKE as invalid or unenforceable, or (iii) been abandoned; or (b) a claim in a pending application within the PATENT RIGHTS which is still under prosecution; provided that if a claim of a pending patent application has not issued as a claim of an issued patent within seven (7) years after the filing date from which such claim takes priority, such claim shall not be a VALID CLAIM for purposes of this Agreement from the seven (7) year anniversary date of such priority date until such time as such claim does issue (at which point such claim shall be a VALID CLAIM for purposes of this Agreement).  It is understood and agreed that a claim in a pending application that is subject to a restriction requirement during prosecution and is not yet being prosecuted as part of a divisional patent application will still be considered a VALID CLAIM until it is finally rejected or abandoned and subject to the prior sentence.

ARTICLE 2 -GRANT OF LICENSE; TRANSFER OF RELEVANT DATA

2.1DUKE hereby grants to LICENSEE an exclusive license, with the right to sublicense under PATENT RIGHTS and RELEVANT DATA to make, have made, use, import, offer for sale, sell and otherwise commercially exploit LICENSED PRODUCTS and to practice or otherwise commercially exploit, or cause to be commercially exploited, LICENSED PROCESSES in the LICENSED FIELD OF USE.  For clarity, LICENSEE shall not have the right to sell LICENSED PRODUCTS or LICENSED PROCESSES for treatment of cerebral palsy in a patient using cells initially derived from such patient in the country of Taiwan.  DUKE retains the right to practice the LICENSED RIGHTS for research, public service, internal (including clinical) and/or educational purposes (the “RETAINED RIGHTS”); provided that DUKE shall keep LICENSEE reasonably informed with respect to any such practice and the results thereof and the LICENSEE agrees to such activities, not to be unreasonably withheld.   DUKE shall notify LICENSEE in the event DUKE desires to exercise its RETAINED RIGHTS in connection with a non-academic third party, and LICENSEE shall have a right of first negotiation with respect to such exercise of DUKE’s RETAINED RIGHTS.  If during the sixty (60) months after the EFFECTIVE DATE, LICENSEE notifies DUKE that DUKE’s PRINCIPAL INVESTIGATOR has generated data or other subject matter in connection with its practice of the RETAINED RIGHTS, together with all intellectual property related to or comprising the LICENSED PROCESS, the LICENSED PRODUCT, or both, and DUKE is not obligated to any third party at the time of generation with respect thereto, then  the parties shall negotiate in good faith terms and conditions pursuant to which DUKE would grant a license to LICENSEE with respect to such data and subject matter. If the parties, despite such good faith negotiation, do not enter into a license agreement for such data and subject matter, then DUKE may enter into an arrangement with third parties therefor, provided that the terms offered to any third party are not more favorable to any third party than those last offered to LICENSEE without first offering such more favorable terms to LICENSEE.

2.2This Agreement shall extend until expiration of the last ROYALTY TERM, unless sooner terminated as provided in another specific provision of this Agreement.  Upon expiration of the applicable ROYALTY TERM with respect to a particular LICENSED PRODUCT or LICENSED PROCESS, the licenses and rights granted by DUKE to LICENSEE under this Agreement with respect to such LICENSED PRODUCT or LICENSED PROCESS will become fully paid-up, royalty-free, perpetual and irrevocable.

2.3The licenses granted in this Agreement are subject to any rights required to be retained by the U.S. government, for example in accordance with Chapter 18 of Title 35 of U.S.C. 200-212 and the regulations thereunder (37 CFR Part 401), when applicable.  LICENSEE agrees that, to the extent required by law and subject to any applicable waivers, LICENSED PRODUCTS used, leased or sold in the United States shall be manufactured substantially in the United States.  DUKE shall reasonably cooperate and assist LICENSEE to obtain at LICENSEE’s request and expense waivers to such requirement.  To the extent required by law, or if the failure to mark would reduce the rights of DUKE or LICENSEE to enforce the PATENT RIGHTS against infringers, LICENSEE agrees to mark (a) the LICENSED PRODUCTS sold in the United States with all applicable United States patent numbers as necessary to meet the requirements of 35 U.S.C. 287 so that the full benefits of patent enforcement may be realized, and (b) all LICENSED PRODUCTS shipped to or sold in other countries to comply with the patent laws and practices of the countries of manufacture, use and sale, in each case, to the extent commercially feasible.

2.4 In a good faith and diligent manner DUKE and LICENSEE shall establish a written plan (the TECH TRANSFER PLAN) applying commercially reasonable terms setting forth the timeline and manner of DUKE’s transfer to LICENSEE of the RELEVANT DATA sufficient to enable LICENSEE or its designee(s) to exploit such RELEVANT DATA consistent with the licenses granted to LICENSEE in Paragraph 2.1, including to manufacture cells for such purpose.  DUKE shall transfer to LICENSEE true and complete copies of the RELEVANT DATA in accordance with the TECH TRANSFER PLAN.  Further, DUKE shall provide LICENSEE an exclusive right of reference to its INDs and other filings to regulatory authorities (including the FDA) contained within the RELEVANT DATA. Upon reasonable advance notice to DUKE, LICENSEE (itself or through a designee) or any regulatory authority shall have the right to audit any facilities used in the development of the LICENSED PROCESS and LICENSED PRODUCT and copy any data related thereto; provided that any access to personally identifiable information shall be subject to the parties (or their designees) entering into appropriate arrangements to protect the same in accordance with applicable law.  Further, if DUKE receives notice from any regulatory authority of an audit of its facilities used in the development of the LICENSED PROCESS or LICENSED PRODUCT, DUKE shall so notify LICENSEE, reasonably cooperate with LICENSEE in preparing for such audit and, to the extent permissible under applicable law, allow LICENSEE to be present during such audit. It is understood that LICENSEE will reimburse DUKE for its associated costs associated with fulfilling DUKE’s obligations related to the TECH TRANSFER PLAN to be negotiated and established under a separate agreement.

2.5Upon LICENSEE’s request, DUKE agrees to promptly negotiate in good faith and enter into with LICENSEE a written agreement on commercially reasonable terms providing for the supply of cells manufactured using the LICENSED PROCESS in such quantities as LICENSEE requests and DUKE can reasonably manufacture to exercise LICENSEE’s rights under the LICENSED RIGHTS (the “MANUFACTURING AND SUPPLY AGREEMENT”).  DUKE shall supply such cells to LICENSEE pursuant to the MANUFACTURING AND SUPPLY AGREEMENT. It is understood that LICENSEE would reimburse DUKE’s costs for the supply of such cells to LICENSEE pursuant to the MANUFACTURING AND SUPPLY AGREEMENT.

2.6If within five (5) years of the EFFECTIVE DATE LICENSEE identifies additional RELEVANT DATA, DUKE agrees to use good faith efforts to promptly make available the same to LICENSEE or its designee.

ARTICLE 3 -CONSIDERATION

3.1LICENSEE shall pay the following to DUKE:

(a)A License Issue Fee equal to Twelve Million Dollars ($12,000,000), of which Five Million Dollars ($5,000,000) will be paid within fourteen (14) days of the EFFECTIVE DATE, Five Million Dollars ($5,000,000) will be paid on the first anniversary of the EFFECTIVE DATE, and Two Million Dollars ($2,000,000) will be paid on the second anniversary of the EFFECTIVE DATE.  The License Issue Fee is non-refundable and non-creditable.  If LICENSEE terminates this Agreement prior to the second anniversary of the EFFECTIVE DATE, LICENSEE will pay DUKE the balance of the License Issue Fee within thirty (30) days of the effective date of termination and receipt of invoice therefor.

(b)During the ROYALTY TERM, Running Royalties equal to the amounts set forth in the table below:

LICENSED PROCESS*	LICENSED PRODUCT*
7% of annual NET SALES < $75M
10% of annual NET SALES ≥ $75M and up to $200M	7.5% of annual NET SALES
12.5% of annual NET SALES ≥ $200M
*Royalties shall be reduced to 75% of the above rates after expiration of all PATENT RIGHTS covering the applicable LICENSED PROCESS but prior to expiration of the ROYALTY TERM.	*Royalty reduced to 2.5% after expiration of all PATENT RIGHTS covering the applicable LICENSED PRODUCT but prior to expiration of the ROYALTY TERM.

If, in the performance of a LICENSED PROCESS, a LICENSED PRODUCT is administered by LICENSEE or its AFFILIATES, the NET SALES of such LICENSED PROCESS shall be in addition to the use or administration of such LICENSED PRODUCT.  For purposes of calculating royalties for the use or administration of a LICENSED PRODUCT by LICENSEE or its AFFILIATES in the performance of said LICENSED PROCESS, the use or administration of such LICENSED PRODUCT shall constitute a third-party SALE of such LICENSED PRODUCT.  NET SALES with respect to such LICENSED PRODUCT in such an instance shall be calculated using the average selling price of like quantities of LICENSED PRODUCTS sold in the United States during the reporting period in which such LICENSED PRODUCT was used or administered in the performance of such LICENSED PROCESS.

If LICENSEE, its AFFILIATE or a SUBLICENSEE is obligated or reasonably determines it necessary to pay consideration to any third party that holds a patent(s) or other intellectual property right with respect to a LICENSED PRODUCT or LICENSED PROCESS, then LICENSEE shall be entitled to deduct fifty percent (50%) of such consideration paid to such third party from the royalties payable to DUKE. However, in no event shall the royalty payable to DUKE be reduced to less than fifty percent (50%) of the royalty that would otherwise be payable hereunder. LICENSEE shall provide DUKE with a copy of any agreement with a third party that triggers the royalty reduction, provided that LICENSEE may redact from such copy any provisions LICENSEE considers confidential or proprietary that are not necessary to verify the accuracy of such deductions. When LICENSEE finalizes the formulation of any LICENSED PRODUCT during the product development cycle, LICENSEE shall promptly inform DUKE of any third party patent rights required for the LICENSED PRODUCT and the applicable royalty rates therefore.  In addition, should LICENSEE subsequently determine that any additional third party patent rights are required, LICENSEE shall promptly inform DUKE.

(c)“Sublicensing Fees” means any revenue actually received by LICENSEE from a SUBLICENSEE less taxes (other than income taxes) paid or payable on such revenue, in the form of cash or securities, not based on SALES of LICENSED PRODUCT or LICENSED PROCESS by LICENSEE or SUBLICENSEES (or a designee) and in consideration for a grant of rights under the LICENSED RIGHTS (e.g., license issue fees, maintenance or annual minimum fees, milestone payments), excluding: (i) amounts paid by such SUBLICENSEE as bona fide reimbursement for costs incurred with respect to the applicable sublicense agreement; (ii) bona fide loans (unless and until forgiven); (iii) amounts paid for supplies of product or other tangible materials; (iv) amounts paid for securities sold to such SUBLICENSEE at fair market value provided that any such amounts paid in excess of fair market value shall be deemed Sublicensing Fees; (v) running royalties (including any amounts paid based upon sales or profits from the SALES of a LICENSED PRODUCT or LICENSED PROCESS); and (vi) amounts received in connection with a merger, consolidation or sale of substantially all of the business or assets of LICENSEE or any of its AFFILIATES.  LICENSEE shall pay DUKE a share equal to thirty-five percent (35%) of such Sublicensing Fees within sixty (60) days of each sublicense agreement entered into with a SUBLICENSEE.

To the extent Sublicensing Fees represents an unallocated combined payment for both a sublicense under the PATENT RIGHTS as well as other intellectual property, undertakings or subject matter, the Sublicensing Fees from such sublicensing arrangement shall be reasonably allocated by mutual agreement of the parties between such PATENT RIGHTS and such other intellectual property, undertakings or subject matter, based on their relative value.  If the parties do not agree as to the amount of Sublicensing Fees in a particular case, then, upon written notice by either party to the other, such dispute may be submitted for resolution pursuant to Article 16 below.  Neither party shall be deemed in breach of this Agreement by reason of a failure to agree on such amount (or with respect to LICENSEE, to pay the disputed amount); provided in the case of LICENSEE, that it has paid the undisputed portion of such Sublicensing Fees and, following resolution pursuant to Article 14 promptly pays any amount determined to be due thereunder.

(d)In addition to payment of ongoing patent expenses pursuant to Article 7 hereof, LICENSEE shall reimburse DUKE for expenses incurred by DUKE for filing and prosecution of PATENT RIGHTS as of the EFFECTIVE DATE (“Past Patent Expenses”) within thirty (30) days of receipt of invoice therefor.

(e)Minimum Annual Royalties.  Beginning on the second anniversary of the EFFECTIVE DATE (“Year 2,” and each subsequent year, “Year 3,” “Year 4,” “Year 5,” etc.), Minimum Annual Royalties are due for each such calendar year on each following January 31.  Minimum Annual Royalties shall be credited against Running Royalties due on NET SALES made during the calendar year for which the Minimum Annual Royalties apply.  Minimum Annual Royalties paid in excess of running royalties shall be creditable to amounts due for future years.  The Minimum Annual Royalties are:

(1)Year 2: $500,000;

(2)Year 3: $1.0M;

(3)Year 4: $2.5M; and

(4)Year 5 and in each year thereafter during the term of this Agreement: $5.0M.

(f)Milestone payments are due within thirty (30) days of the first achievement of the corresponding milestone set forth below by or under authority of LICENSEE. Milestone fees are non-refundable and non-creditable.

Financial Milestone Payments:

(1)	Two Million Dollars ($2,000,000) upon initiation of the first Phase III clinical trial for an indication other than Autism Spectrum Disorder, for a LICENSED PRODUCT comprising cord tissue derived MSC.

Equity Milestone Payments, pursuant to the terms of the Equity Transfer Agreement attached to this Agreement as Appendix A, a number of shares of LICENSEE’s common stock equal to the corresponding percentage of LICENSEE’s fully-diluted equity ownership outstanding as of the EFFECTIVE DATE as follows:

(1)	5.0% upon execution of this Agreement
(2)	2.5% upon cumulative NET SALES of LICENSED PRODUCT and LICENSED PROCESS of Ten Million Dollars ($10,000,000)*
(3)	2.5% upon cumulative NET SALES of LICENSED PRODUCT and LICENSED PROCESS of Seventy-Five Million Dollars ($75,000,000)*
(4)	2.5% at each of the following market cap of LICENSEE (based on a rolling 30-day average closing market cap) triggers:
o	Equal to or greater than Three Hundred Million Dollars ($300,000,000), provided such trigger occurs within eighteen (18) months of the EFFECTIVE DATA
o	Equal to or greater than Five Hundred Million Dollars ($500,000,000), provided such trigger occurs within twenty-four (24) months of the EFFECTIVE DATE

If all or substantially all of LICENSEE’s securities are sold or acquired by a non-AFFILIATE third party (such event, a “Change of Control”) prior to the completion of all of the above Equity Milestone Payments, LICENSEE shall, in lieu of  Equity Milestone Payment #4, issue to DUKE the following Change of Control equity payments pursuant to the terms of the Equity Transfer Agreement, as follows: (x) 2.5% of the fully-diluted ownership of LICENSEE if such Change of Control occurs within eighteen (18) months of the EFFECTIVE DATE and acquisition price of LICENSEE’s total equity at the closing of the Change of Control is at least $300,000,000  or  (y) 5.0% of the fully-diluted ownership of LICENSEE if such Change of Control occurs within twenty-four (24) months of the EFFECTIVE DATE and the acquisition price of LICENSEE’s total equity at the closing of the Change of Control is equal to or greater than $500,000,000.  If Equity Milestone Payments #2 and #3 above have not yet been achieved and paid before the Change of Control, LICENSEE will require the successor entity to be responsible for paying the equity milestone consideration to DUKE within thirty (30) days after the achievement of each of the Equity Milestones #2 and/or #3 as a condition of the Change in Control; however, the successor entity may instead pay DUKE the remaining Equity Milestone Payments within thirty (30) days of the Change in Control in an amount of cash calculated using the specified number of LICENSEE shares and share price at the time of the Change of Control.

For purposes of the foregoing, common stock means fully-paid, unregistered common stock of the LICENSEE and the percentages are based on the fully diluted common stock immediately prior to the applicable issuance.

3.2If LICENSEE takes part in the formation of a SPINOUT for purposes of exploiting the license granted to LICENSEE, LICENSEE shall cause the SPINOUT to transfer to DUKE by the later of (a) sixty (60) days after a sublicense to the PATENT RIGHTS becomes effective between LICENSEE and the SPINOUT, or (b) the SPINOUT is first capitalized with at least $5 million by a Third Party investor(s), equity commensurate to the percentage held by DUKE in LICENSEE at the time of such SPINOUT. The equity received by DUKE in the SPINOUT shall be of the same type (e.g., class of stock) received by LICENSEE under the relevant sublicense transaction.  If the SPINOUT is a corporation, then the parties agree that LICENSEE, or the SPINOUT, shall make such transfer of equity pursuant to, and subject to the terms of, an agreement substantially in the form of an Equity Transfer Agreement as attached in Appendix A.  If the SPINOUT is of another legal form, then the parties shall negotiate in good faith as to the terms of the transfer of equity. In the event of a SPINOUT and for the purposes of Paragraph 3.1, LICENSEE will remain responsible for any remaining Equity Milestone Payments and will include SPINOUT’s full market value in LICENSEE’s market cap.

In the event of the occurrence of the applicable milestone event, DUKE will consider, and if agreed, will accept payment in cash of the amount of money equivalent to the closing value of the corresponding equity on the last trading day of the quarter during which such event occurred.

3.3LICENSEE is not obligated to pay multiple royalties with respect to a SALE of a particular LICENSED PRODUCT or LICENSED PROCESS if any LICENSED PRODUCT or LICENSED PROCESS is covered by more than one VALID CLAIM of PATENT RIGHTS or the same LICENSED PRODUCT or LICENSED PROCESS is covered by a VALID CLAIM in two or more countries.

3.4All payments due to DUKE under this Agreement shall be made payable to “Duke University.”  Payments drawn directly on a U.S. bank may be made by either check to the address in Article ARTICLE 12 - or by wire transfer.  Any payment drawn on a foreign bank or foreign branch of a U.S. bank shall be made only by wire transfer.  Wire transfers shall be made in accordance with the following or any other instructions as may be specified by DUKE by advanced written notice. If payments are made by wire, the wiring instructions below must be followed.

Bank:	Wells Fargo Bank, N.A.
420 Montgomery Street
San Francisco, CA 94101. USA
ABA #:	121000248 (Domestic wires only)
Swift Code:	WFBIUS6S (Foreign wires only)
Beneficiary:	Duke University Concentration Account
Account #:	202374-0253053
Attention:	Office of Licensing & Ventures, 919-681-7583* FILE NUMBER:4719
Email:	agreements-olv@duke.edu

All payments due to DUKE under this Agreement must be paid in United States Dollars in Durham, North Carolina, or at such place as DUKE may reasonably designate consistent with the laws and regulations controlling in any foreign country.  If any currency conversion is required in connection with such payments due, such conversion must be made by using the exchange rate prevailing at Wells Fargo Bank (N.A.) (or its successor, as the case may be) on the last business day of the reporting period to which such payments relate.

3.5Royalty payments due pursuant to Paragraph 3.1(b) shall be made on a semi-annual basis with submission of the reports required by Article 3.  All amounts due under this Agreement, including amounts due for the payment of patent expenses, shall, if overdue, be subject to a charge of interest compounded monthly until payment, at a per annum rate of three percent (3%) above the prime rate in effect at the JP Morgan Chase Bank, N.A. or its successor bank on the due date (or at the highest allowed rate if a lower rate is required by law).  The payment of such interest shall not foreclose DUKE from exercising any other rights it may have resulting from any late payment.  LICENSEE shall reimburse DUKE for the costs, including reasonable attorney fees, for expenses paid in order to collect any amounts overdue more than 120 days.

3.6Except as otherwise set forth in this Agreement, all payments and fees, including all milestone fees, made under this Agreement are and shall be non-refundable and non-creditable.  DUKE shall have no obligation whatsoever to pay, return, credit, or refund any amounts paid hereunder, except as may be specifically provided herein.  By way of example only, notwithstanding the deductions permitted to NET SALES, DUKE shall have no obligation to pay any amounts to LICENSEE even if such deductions should result in a negative amount for NET SALES in any given ROYALTY PERIOD.

3.7Should LICENSEE be required under any law or regulation of any government entity or authority to withhold or deduct any portion of the payments on royalties due to DUKE, then the sum payable to DUKE shall be increased by the amount necessary to yield to DUKE an amount equal to the sum it would have received had no withholdings or deductions been made.  DUKE shall cooperate reasonably with LICENSEE in the event LICENSEE elects to assert, at its own expense, any exemption from any such tax or deduction.

ARTICLE 4 -REPORTS

4.1Until the FIRST COMMERCIAL SALE, by July 31 of each year LICENSEE shall provide to DUKE a written annual report that includes reports on progress with respect to LICENSED PRODUCTS and LICENSED PROCESSES since the prior annual report and general future plans regarding:  research and development, REGULATORY APPROVALS, manufacturing, sublicensing, marketing and SALES, in each case, with respect to LICENSED PRODUCTS and LICENSED PROCESSES.  Further, LICENSEE shall specifically report to DUKE the FIRST COMMERCIAL SALE within thirty days thereof, and identify the LICENSED PRODUCT or LICENSED PROCESS subject of the FIRST COMMERCIAL SALE.

4.2After the FIRST COMMERCIAL SALE, LICENSEE shall provide semi-annual reports to DUKE during the ROYALTY TERM for such LICENSED PRODUCT or LICENSED PROCESS.  Specifically, by each such July 31 and January 31 (i.e., within one month after each ROYALTY PERIOD closes, including the close of the ROYALTY PERIOD immediately following any termination of this Agreement), LICENSEE shall report to DUKE for the applicable ROYALTY PERIOD:

(a)number of LICENSED PRODUCTS and LICENSED PROCESSES SOLD, by LICENSEE, its AFFILIATES and each SUBLICENSEE.

(b)NET SALES, excluding the deductions provided therefor, of LICENSED PRODUCTS and LICENSED PROCESSES SOLD by LICENSEE, its AFFILIATES and all SUBLICENSEES.

(c)aggregate deductions applicable as provided in the definition for NET SALES above.

(d)Sublicensing Fees due on payments from SUBLICENSEES under Paragraph 3.1 above, including supporting figures.

(e)foreign currency conversion rate and calculations (if applicable) and total royalties due.

(f)each milestone under Article ARTICLE 3 - or Article ARTICLE 5 - having a deadline during the ROYALTY PERIOD, and a specific identification of whether or not it was achieved.

(g) for each sublicense to a SUBLICENSEE or amendment thereto completed in the particular ROYALTY PERIOD:  names, addresses, and U.S.P.T.O. Entity Status (as discussed in Paragraph 8.1) of such SUBLICENSEE; the date of each such agreement and amendment; the territory of the sublicense; the scope of the sublicense; and the nature, timing and amounts of all fees, royalties to be paid thereunder.

(h)progress on research and development, REGULATORY APPROVALS, manufacturing, sublicensing, marketing and SALES, and general plans for the future, in each case, with respect to LICENSED PRODUCTS and LICENSED PROCESSES.

(i)the date of FIRST COMMERCIAL SALE of LICENSED PRODUCTS in each country or of LICENSED PROCESSES.

LICENSEE shall include in each such report the amount of all payments due to DUKE hereunder, and the various calculations used to arrive at those amounts, including the quantity, description (nomenclature and type designation as described in Paragraph 4.3 below), country of manufacture and country of SALE of LICENSED PRODUCTS and LICENSED PROCESSES sold in the applicable ROYALTY PERIOD.

If no payment is due, LICENSEE shall so report to DUKE that no payment is due.  Failure to provide reports as required under this Article 4 shall be a material breach of this Agreement subject to the provisions of Paragraph 11.2 below.  LICENSEE agrees to reasonably cooperate with DUKE regarding any questions it may have relating to the information in reports. LICENSEE agrees to reasonably cooperate with DUKE regarding any questions it may have relating to the information in reports.

4.3LICENSEE shall promptly establish and consistently employ a system of specific nomenclature and type designations for LICENSED PRODUCTS and LICENSED PROCESSES to permit identification and segregation of various types where necessary, and shall use commercially reasonable efforts to coordinate with SUBLICENSEES the use of nomenclature and type designations.

4.4LICENSEE shall keep, and shall require its AFFILIATES and SUBLICENSEES to keep, true and accurate records containing data reasonably required for the computation and verification of payments due under this Agreement.  LICENSEE and its AFFILIATES shall  use reasonable efforts to require all SUBLICENSEES to: (a) open such records for inspection upon reasonable advance notice during business hours, and no more than once per calendar year, by an independent certified accountant selected by DUKE and reasonably acceptable to LICENSEE or such AFFILIATE or SUBLICENSEE, for the purpose of verifying the amount of payments due hereunder, and shall provide reasonably requested information to DUKE to facilitate such inspection; and (b) retain such records for three (3) years from date of origination. Such audits may not be conducted for any calendar year ending more than thirty-six (36) months prior to the date of such request, or be repeated for any particular audited period.  If LICENSEE is unable to obtain from any SUBLICENSEE a right for DUKE to audit the books of account and records of such SUBLICENSEE, LICENSEE shall obtain the right to inspect and audit such SUBLICENSEE’s books and records for itself and shall exercise such audit rights on behalf of and at the expense of DUKE upon DUKE’s written request and disclose the results of any such audit to DUKE.

The terms of this Article shall survive any termination of this Agreement.  DUKE is responsible for all expenses of such inspection, except that if any such inspection reveals an underpayment greater than five percent of royalties and other amounts due DUKE for the audited period, then LICENSEE shall pay the reasonable fees, and documented expenses actually charged by the accounting firm for such inspection and the amount of the underpayment and interest (calculated in accordance with Paragraph 0) to DUKE within thirty (30) days of receipt by LICENSEE of the final audit report and associated invoice.  In the event any such audit establishes that amounts were overpaid by LICENSEE during such period, the amount of such overpayment shall be credited against future amounts owed by LICENSEE to DUKE. DUKE shall treat all financial information subject to review under this Article ARTICLE 4 - as Confidential Information of LICENSEE, and shall cause its accountant to retain all such financial information in confidence.

ARTICLE 5 -DILIGENCE

5.1LICENSEE shall use commercially reasonable efforts to, directly or, in whole or in part, through one or more of its AFFILIATES, SUBLICENSEES or other third parties, develop (including to file for and obtain REGULATORY APPROVAL for) and, following receipt of REGULATORY APPROVAL therefor, to commercialize one or more LICENSED PRODUCTS or LICENSED PROCESSES within the LICENSED TERRITORY.  As between the parties and except as provided in the MANUFACTURING AND SUPPLY AGREEMENT, LICENSEE (itself or through a designee) has the sole and exclusive right and responsibility to prepare, file, obtain and retain any and all REGULATORY APPROVALS required to manufacture and/or sell LICENSED PRODUCTS and/or use LICENSED PROCESSES for all relevant activities of LICENSEE and SUBLICENSEES.  If the commercialization of multiple LICENSED PRODUCTS or LICENSED PROCESSES is commercially reasonable, then the requirements of this paragraph shall apply to all such LICENSED PRODUCTS and/or LICENSED PROCESSES. In determining commercial reasonableness, LICENSEE may consider all relevant factors including cost of development, likelihood of obtaining necessary REGULATORY APPROVALS, size of market, availability and enforceability of market exclusivity (whether by patent or otherwise), available pricing, profit margin and likelihood of gray-market goods. Further, for the sake of clarity, after receipt of REGULATORY APPROVAL therefor in a jurisdiction, LICENSEE must make commercially reasonable amounts or levels of LICENSED PRODUCTS and/or LICENSED PROCESSES available for purchase by third parties in the country of such REGULATORY APPROVAL.

5.2Without limiting Paragraph 5.1, LICENSEE agrees through one or more of its AFFILIATES, SUBLICENSEES or other third parties, to reach the following commercialization and research and development milestones for the LICENSED PRODUCTS and LICENSED PROCESSES (together the “MILESTONES”) by the following dates:

DUOC Milestones

Diligence Milestone	Due Date
Demonstration of a viable clinical and manufacturing plan for Cryopreserved DUOC-01 (phase II ready)	12 months after EFFECTIVE DATE
FPI phase II clinical trial for a neurodegenerative or neurological injury	Within 1 year after successful phase I trial
File an IND for a phase III registration trial	Within 1 year after successful phase II trial
FPI on a phase III registration trial	Within 6 months of FDA clearance
Submit BLA	Within 18 months after successful phase III trial
First Sale of Licensed Product	Within 3 months of FDA approval

ctMSC Milestones

Diligence Milestone	Due Date
Provide a plan for the manufacture of LICENSED PRODUCT to achieve FDA submission	Within 12 months of the EFFECTIVE DATE
File IND for Phase III registration for ASD treatment	Within one year after a phase II success in ASD
Submit a plan for alternative indication upon phase II failure in ASD	Within 6 months after ASD phase II failure
FPI for phase III ASD registration	Within 6 months of FDA clearance
FPI for phase II for alternative indication	Within 12 months after ASD phase II failure
Submit BLA for ASD	Within 18 months of successful Phase III trial
Submit BLA for alternative indication	Within 18 months after successful Phase III

5.3LICENSEE must achieve each MILESTONE on or before the deadline dates indicated.  LICENSEE shall notify DUKE within thirty (30) days after each such deadline as to whether or not such MILESTONE was met.  If LICENSEE fails to meet any MILESTONE under this Article by the date of any MILESTONE deadline, DUKE may terminate this Agreement, solely with respect to the LICENSED PRODUCT or LICENSED PROCESS for which the MILESTONE deadline was missed, in accordance with Paragraph 11.2, unless LICENSEE achieves the MILESTONE prior to the effective date of such termination.  Notwithstanding anything to the contrary herein, the parties acknowledge and agree that LICENSEE’s ability to meet its MILESTONES under Paragraph 5.2 is in some instances contingent upon DUKE meeting its obligations under this Agreement, including with respect to the RELEVANT DATA, TECH TRANSFER PLAN and the MANUFACTURING AND SUPPLY AGREEMENT.  If, despite using commercially reasonable efforts, LICENSEE is unable to meet any of the MILESTONES, DUKE will grant to LICENSEE one time during the term of this License Agreement, upon LICENSEE’s request, a twelve (12)-month extension of time to meet the missed MILESTONE.

5.4If DUKE receives from an adequately capitalized and experienced third party a bona fide offer to license and commercialize a particular LICENSED PRODUCT or LICENSED PROCESS in the LICENSED FIELD OF USE in the LICENSED TERRITORY (“Third-Party Product”), then DUKE shall refer such offer to LICENSEE.  In the event that: (a) LICENSEE, directly or through an AFFILIATE or SUBLICENSEE, has not established or begun a product or business development program for such Third-Party Product, (b) LICENSEE, its AFFILIATES and SUBLICENSEES are unable or unwilling to do so, and (c) such proposed development and commercialization by such third party is not competitive with or otherwise commercially detrimental to LICENSEE’s or its AFFILIATE’s or SUBLICENSEE’s current or prospective LICENSED PRODUCTS or LICENSED PROCESSES and LICENSEE notifies DUKE that it does not want to commercialize or sublicense that Third-Party Product, LICENSEE will negotiate a grant of rights to said third party to commercialize that Third-Party Product for a period of up to one hundred eighty (180) days after receipt of DUKE’s referral.  If LICENSEE does want to develop or commercialize that Third-Party Product, LICENSEE will provide DUKE with a commercialization plan and timeline (“Plan”) for that Third-Party Product and that Plan will be added by amendment to the License as part of the commercial milestones described below under Commercialization.  For the purposes of this Agreement, sublicensing rights to a third party will be considered commercialization.

ARTICLE 6 -SUBLICENSING

6.1LICENSEE shall notify DUKE in writing of every sublicense agreement with a SUBLICENSEE and each amendment thereto within thirty days after their execution, and indicate the name of the SUBLICENSEE, the territory of the sublicense, the scope of the sublicense, and the nature, timing and amounts of all fees and royalties to be paid thereunder, and whether or not the SUBLICENSEE has greater or fewer than 500 employees.  Upon request, LICENSEE shall provide DUKE with a copy of such sublicense agreements, which may be redacted to the extent the terms thereof are not necessary to determine compliance with this Agreement.

6.2LICENSEE shall not receive from SUBLICENSEES anything of value other than cash payments in consideration for any sublicense under this Agreement, without the express prior written permission of DUKE, not to be unreasonably withheld, conditioned or delayed; provided that for purposes of the foregoing, diligence, data and regulatory, intellectual property assignment or licenses, audit rights and other similar contractual obligations shall not be “of value.” LICENSEE shall require that all sublicenses granted to a SUBLICENSEE:  (a) be consistent with the terms and conditions of this Agreement; (b) contain the SUBLICENSEE’S acknowledgment of the disclaimer of warranty and limitation on DUKE’s liability, as provided by Article ARTICLE 9 - below; and (c) contain provisions under which the SUBLICENSEE accepts duties at least equivalent to those accepted by the LICENSEE in the following Paragraphs:  4.4 (duty to keep records), 10.1 (duty to defend, hold harmless, and indemnify DUKE), 10.3 (duty to maintain insurance), 2.3 (duty to properly mark LICENSED PRODUCTS with patent notices), and 15.5 (duty to restrict the use of DUKE’s name).

6.3Upon termination of this Agreement, any sublicenses granted by LICENSEE under the LICENSED RIGHTS  shall survive if the relevant SUBLICENSEE agrees in writing to be bound by the terms of this Agreement as such terms apply to such SUBLICENSEE (in which event, such SUBLICENSEE will be deemed a direct licensee of DUKE); provided that any such SUBLICENSEE shall only be responsible for any payments that become due as a result solely of such SUBLICENSEE’s activities after the effective date of termination of this Agreement.  For the avoidance of doubt, SUBLICENSEES who agree to be bound by the terms of this Agreement pursuant to this Paragraph 6.3 will not be responsible for any milestone payments already paid by LICENSEE prior to the effective date of termination, nor any milestone payments that may accrue as a result of the activities of any other SUBLICENSEE after the effective date of any such termination of this

Agreement.  Any sublicense executed by LICENSEE must contain language sufficient to implement this Paragraph 6.3.

ARTICLE 7 -PATENT APPLICATIONS AND MAINTENANCE

7.1DUKE shall have the right to control all aspects of filing, prosecuting, and maintaining, and shall diligently file, prosecute and maintain, all of the patents and patent applications that form the basis for the PATENT RIGHTS in the United States and each Designated Foreign Country (as defined below), including (a) administrative reexaminations and reviews, and (b) disputes (including litigation) regarding inventorship and derivation, and interferences; in each case of (a) and (b) using counsel reasonably acceptable to LICENSEE.  LICENSEE shall fully cooperate with DUKE in activities relating to the filing, prosecuting and maintaining the PATENT RIGHTS.  LICENSEE shall have the sole right and discretion whether to apply for and prosecute a patent term extension for patents included in the PATENT RIGHTS, and DUKE will provide any assistance reasonably requested by LICENSEE for such patent term extension. Notwithstanding the foregoing, DUKE will not undertake re-examinations, reissues, requests for patent term adjustments or extensions, or appeals unless the parties mutually agree to do so.

7.2DUKE shall promptly notify LICENSEE of all information and provide documentation received or learned by DUKE relating to the filing, prosecution and maintenance of the PATENT RIGHTS, and shall allow LICENSEE (or its counsel) to review, comment, and advise upon such information or documentation prior to filing or submission of the same.  DUKE will consider and incorporate such comments and advice in good faith.  LICENSEE shall hold such information confidential and use the information provided by DUKE only as provided in Article ARTICLE 13 -.

7.3With the exception of foreign filing fees as detailed below, LICENSEE shall reimburse DUKE for its pro-rata share (based on the number of licensees under the PATENT RIGHTS) of fees and costs relating to the activities described in this Article ARTICLE 7 -.  Such reimbursement shall be made within thirty days of receipt of DUKE’s invoice and shall be subject to the interest and other requirements specified in Article ARTICLE 3 - above.  LICENSEE agrees that unless it fully complies with all Paragraphs in this Agreement relating to entity status, LICENSEE shall be obligated to reimburse DUKE for “Large Entity” patent fees.

7.4LICENSEE must inform DUKE in writing of any foreign countries in which LICENSEE desires DUKE to file PATENT RIGHTS (each, a “Designated Foreign Country”), and this Agreement will be amended in writing to reflect those designations.  LICENSEE will pay to DUKE one-half of its pro-rata share (based on the number of licensees under the PATENT RIGHTS) of the estimated foreign filing fees for each requested country at least thirty (30) days in advance of any filing. DUKE and/or its other licensees of the PATENT RIGHTS may elect to seek patent protection for PATENT RIGHTS in countries not so designated by LICENSEE, in which case DUKE shall notify LICENSEE of each such election.  Within ten (10) business days after receipt of any such notice from DUKE, LICENSEE shall have the right to include any of the countries identified in such notice as Designated Foreign Countries by providing written notice of such election to DUKE.  If LICENSEE does not elect to include one or more of the countries identified in such notice as a Designated Foreign Country with respect to one or more of the PATENT RIGHTS, such other licensees of the PATENT RIGHTS are responsible for all expenses pertaining to the filing, prosecution and maintenance of such patent applications in such country(ies).  In such instances, such patent applications will not be PATENT RIGHTS in such country(ies) (this Agreement shall be amended accordingly, if necessary), and LICENSEE forfeits all rights under this Agreement to such patent applications and any resulting patents in such country(ies) (each, a “Released Patent”).  Notwithstanding the foregoing, to the extent such Released Patent is in a minor market country, and LICENSEE notifies DUKE in writing that LICENSEE elects to retain rights with respect to such patent or patent application in such country, such patent or patent application shall continue to be within the PATENT RIGHTS in such country (unless and until LICENSEE elects to terminate its license to such patent or patent application in such country by further written notice to DUKE) but the license under Paragraph  2.1 above shall thereafter be non-exclusive with respect to such Released Patent in such country, and the royalties payable with respect to VALID CLAIMS of such Released Patent in such country shall be reduced by fifty percent (50%).  For purposes of the preceding sentence, a “minor market country” means any country other than the United States, the United Kingdom, Japan, China, or a country within the European Union.

7.5If LICENSEE provides DUKE with written notification that it will no longer support the filing, prosecution, or maintenance of a specified patent(s) and/or patent application(s) within the PATENT RIGHTS in one or more particular countries, then LICENSEE’s responsibility for fees and costs related to the filing, prosecution, and maintenance of such subject PATENT RIGHTS in such countries will terminate sixty (60) days after DUKE’s receipt of such written notification.  At that time, such patents and/or patent applications in such countries will no longer be included in the PATENT RIGHTS (and this Agreement is deemed to be so amended accordingly), and LICENSEE surrenders all rights under this Agreement to such patents, patent applications, and any patent or patent applications arising therefrom in such countries.

7.6LICENSEE shall notify DUKE promptly if, at any time during the term of this Agreement, LICENSEE, its Affiliates or any of its SUBLICENSEES does not qualify as a “small entity” as that term is defined under section 1.27, as amended, of the Consolidated Patent Rules of the United States Patent and Trademark Office.

7.7In the event DUKE elects to abandon any patent or patent application within the PATENT RIGHTS, it shall notify LICENSEE at least sixty (60) days in advance of the next applicable deadline with the applicable patent office, in which case LICENSEE shall have the right (but not the obligation) to control the prosecution and maintenance of such patents and patent applications (including any patent issuing therefrom), at LICENSEE’s expense.

ARTICLE 8 -ENFORCEMENT

8.1Each party shall promptly advise the other in writing of any known or suspected acts of potential infringement of the PATENT RIGHTS by a third party.  LICENSEE, itself or through its designee, has the first right, but not the obligation, to police and control any legal proceeding subject to Paragraph 8.3 relating to infringement of the PATENT RIGHTS by third parties within the LICENSED TERRITORY and the LICENSED FIELD OF USE, including those prior to the EFFECTIVE DATE.  LICENSEE shall not file any suit without (a) first performing a thorough, diligent investigation of the merits of such suit, including with respect to the validity and enforceability of the PATENT RIGHTS; (b) there being reasonable legal and economic bases for doing so; and (c) notifying DUKE twenty days before any such filing to the extent practicable.  This right to police includes filing, prosecuting, and settling all infringement actions with respect to the PATENT RIGHTS at its expense, except that LICENSEE shall make any such settlement only with the advice and consent of DUKE, not to be unreasonably withheld or delayed.  LICENSEE has the right to file suit using counsel of its choosing, subject to DUKE’s approval, which shall not be unreasonably withheld or delayed.  LICENSEE may grant to third parties the right to enforce hereunder.

8.2If LICENSEE has complied with Paragraph 8.1, DUKE shall provide reasonable assistance to LICENSEE with respect to such actions, including joining any such action as a nominal party, but only if LICENSEE promptly reimburses DUKE for documented, out-of-pocket expenses actually incurred in connection with any such assistance rendered at LICENSEE’S request or reasonably required by DUKE, including but not limited to expenses incurred in complying with discovery duties.  DUKE retains the right to participate, with counsel of its own choosing and at its own expense, in any action under this Article.

8.3DUKE and its employees have a vital interest in lawsuits relating to the validity and enforceability of the PATENT RIGHTS.  If a third party files a suit, including as a counterclaim, alleging that any of the PATENT RIGHTS is invalid or unenforceable, then the parties shall jointly control the defense of such claim.  Each party shall consult with the other with respect to the defense of such claim, and shall reasonably consider the other party’s input.  In furtherance of such joint control, at the onset of such claim and as reasonable during the pendency of any such claim, the parties shall meet and confer in good faith to set a plan for handling the defense thereof.  The parties expect that in general (a) LICENSEE will have the right to lead daily activities, including but not limited to discovery, relating to the defense and (b) the parties would make joint filings.  Notwithstanding, in the event that the parties cannot agree on how to proceed with respect to such claim, DUKE shall have the right to control the defense thereof on either a temporary or permanent basis.  LICENSEE shall be responsible for the reasonable costs and fees associated with the activities under this Paragraph 8.3.  The parties shall consider reasonable controls on costs and fees as part of an aforementioned meet and confer with respect to the handling of the defense.  Notwithstanding, if a third party asserts jurisdiction for any such action solely as the result of acts of DUKE, then DUKE shall be responsible for such reasonable costs and fees.

8.4If LICENSEE recovers damages in patent litigation or settlement thereof, the award shall be applied first to satisfy LICENSEE’s and DUKE’s reasonable expenses and legal fees for the litigation.  The remaining balance shall be divided between the parties as follows: 35 % to DUKE and 65 % to LICENSEE. For the avoidance of doubt, Article ARTICLE 3 - shall control the division of revenues where a sublicense, covenant not to sue, or assignment of rights is granted to a SUBLICENSEE as part of a settlement of such lawsuit (including prospective rights).

ARTICLE 9 -NO WARRANTIES; LIMITATION ON LIABILITY

9.1DUKE represents and warrants that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other agreement, court order, consent decree or other arrangement, whether written or oral, by which it is bound; and (d) to the knowledge of DUKE’s Office of Licensing & Ventures as of the EFFECTIVE DATE, (i) DUKE has named the applicable inventors of the PATENT RIGHTS and has obtained valid and enforceable assignment agreements from each such inventor; (ii) DUKE has not granted any rights (of any kind) that conflict with such licenses and rights hereunder; and (iii) as of the EFFECTIVE DATE, DUKE has disclosed to LICENSEE all pending and threatened claims relating to the ownership of the PATENT RIGHTS.  DUKE makes no representations or warranties that any claim within the PATENT RIGHTS is or will be held valid, patentable, or enforceable, or that the manufacture, importation, use, offer for SALE, SALE or other distribution of any LICENSED PRODUCTS or LICENSED PROCESSES will not infringe upon any patent or other rights.

9.2EXCEPT AS EXPRESSLY SET FORTH HEREIN, DUKE MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITIES WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE OR OTHER DISPOSITION BY LICENSEE OR SUBLICENSEES OF LICENSED PRODUCTS OR LICENSED PROCESSES.  LICENSEE AND SUBLICENSEES ASSUME THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS AND LICENSED PROCESSES.

9.3EXCEPT WITH RESPECT TO LICENSEE’S INDEMNIFICATION OBLIGATIONS PURSUANT TO SECTION 10.1, IN NO EVENT SHALL EITHER PARTY be responsible or liable for any indirect, special, incidental, or consequential damages or lost profits or other economic loss or damage with respect to LICENSED PRODUCTS, LICENSED PROCESSES, or the PATENT RIGHTS to the other party, any SUBLICENSEES or any other individual or entity regardless of legal or equitable theory.

9.4LICENSEE shall not make any statements, representations or warranties whatsoever to any person or entity that are inconsistent with any disclaimer or limitation included in this Article ARTICLE 9 -.

ARTICLE 10 -INDEMNITY; INSURANCE

10.1LICENSEE shall defend, indemnify and hold harmless and shall require SUBLICENSEES to defend, indemnify and hold harmless DUKE for and against any and all claims, demands, damages, losses, and expenses of any nature (including attorneys’ fees and other litigation expenses) arising from claims, suits, actions or proceedings brought against DUKE (including in connection with a suit under which DUKE is joined as a necessary party) (hereinafter “Claim”), resulting from, but not limited to, death, personal injury, illness, property damage, economic loss or products liability, including errors and omissions, arising from or in connection with, any of the following:  (1) Any manufacture, use, SALE or other disposition by LICENSEE or SUBLICENSEES of LICENSED PRODUCTS or LICENSED PROCESSES; (2) The use by any person of LICENSED PRODUCTS made, used, sold or otherwise distributed by LICENSEE or SUBLICENSEES; (3) The exercise or practice by LICENSEE or SUBLICENSEES of the license granted to LICENSEE under the PATENT RIGHTS; and (4) any Claim of infringement and/or invalidity of any claim(s) of the PATENT RIGHTS; except in each case to the extent arising from the gross negligence, willful misconduct or breach of this Agreement by DUKE as determined by a court of competent jurisdiction.

10.2As a condition of DUKE’s right to receive indemnification under Paragraph  10.1, DUKE will promptly provide LICENSEE with written notice of any Claim giving rise to an indemnification obligation hereunder, and LICENSEE will have the right to control the defense and settlement of any such Claim using counsel chosen by LICENSEE.  DUKE will provide LICENSEE, or its counsel, reasonable assistance and full information with respect to such Claims.  DUKE is entitled to participate at its option and expense through counsel of its own selection and may join in any legal actions related to any such Claims under Paragraph 10.1 above.  LICENSEE shall not settle any such Claim with an admission of liability of DUKE without DUKE’s written approval, such approval not to be unreasonably withheld or delayed.

10.3If DUKE is successful in a claim against LICENSEE as a result of LICENSEE’s breach hereof, then among other things DUKE shall be able to obtain its documented, out-of-pocket expenses, including attorneys’ fees, incurred in bringing and maintaining such claim.

10.4Prior to any distribution or commercial use of any LICENSED PRODUCT or use of any LICENSED PROCESS by LICENSEE, LICENSEE shall purchase and maintain in effect commercial general liability insurance, product liability insurance, and errors and omissions insurance (or a comparable program of self-insurance) which shall protect LICENSEE and DUKE with respect to the events covered by Paragraph 10.1, and LICENSEE shall require the same of any SUBLICENSEE.  Each such insurance policy must provide reasonable coverage for all claims with respect to any LICENSED PROCESS used and any LICENSED PRODUCTS manufactured, used, sold, licensed or otherwise distributed by LICENSEE -- or, in the case of a SUBLICENSEE’s policy, by said SUBLICENSEE -- and must specify DUKE as an additional insured.  LICENSEE shall furnish proof of such insurance to DUKE, upon request.

ARTICLE 11 -TERM AND TERMINATION

11.1DUKE may terminate this Agreement upon written notice to LICENSEE if the LICENSEE enters liquidation, has a receiver or administrator appointed over all or substantially all of its assets related to this Agreement, makes any voluntary arrangement with any of its creditors, or ceases to carry on business, or files for bankruptcy or if an involuntary petition is filed against LICENSEE, or any similar event under the law of any foreign jurisdiction, if such proceeding is not dismissed within ninety (90) days after the filing thereof.

11.2Upon any material breach of this Agreement by LICENSEE, DUKE has the right to terminate this Agreement effective on sixty (60) days’ written notice to LICENSEE.  Such termination shall become automatically effective upon expiration of the sixty (60)-day period unless LICENSEE cures the material breach before the period expires, or if such breach is not amenable to cure within such sixty (60) day period, then if LICENSEE provides within such sixty (60) day period a plan for the prompt cure thereof and is actively executing such plan until cure thereof.

11.3LICENSEE has the right to terminate this Agreement at any time on sixty (60) days’ written notice to DUKE. LICENSEE, within sixty (60) days of the termination date shall:

(a)pay all amounts due DUKE through the effective date of the termination;

(b)submit a final report of the type described in Paragraph 4.2;

(c)return any patent documentation (including that exchanged under ARTICLE 7 -) and any other Confidential Information or physical materials provided to LICENSEE by DUKE in connection with this Agreement, or, with prior approval by DUKE, destroy such materials, and certify in writing that such materials have all been returned or destroyed; and

(d)suspend its manufacture, use and SALE of the LICENSED PROCESS(ES) and LICENSED PRODUCT(S).

11.4In addition, in the event that the FDA does not authorize an expanded use program for any LICENSED PRODUCT or LICENSED PROCESS or LICENSEE otherwise determines that commercialization of any LICENSED PRODUCT or LICENSED PROCESS is commercially impracticable (including due to a failure by DUKE to provide the RELEVANT DATA  as set forth in Paragraph 2.5, or to enter into the MANUFACTURING AND SUPPLY AGREEMENT), LICENSEE has the right to terminate this Agreement upon sixty (60) days’ written notice to DUKE with respect to such LICENSED PRODUCT(S) or LICENSED PROCESS(ES).  If LICENSEE does not terminate the entire License Agreement, the parties shall negotiate in good faith the milestones and milestone payments due for the remaining LICENSED PRODUCT(S) or LICENSED PROCESS(ES), as well as a reduction of the Minimum Annual Royalties, to account for the terminated LICENSED RIGHTS hereunder.

11.5Upon any termination of this Agreement, and except as provided herein to the contrary, all rights and obligations of the parties hereunder shall cease, except any previously accrued rights and obligations and further as follows:  (a) obligations to pay royalties and other sums, including any outstanding patent fees and costs pursuant to Article ARTICLE 7 - up to the termination date, whether or not this Agreement provides for a number of days before which actual payment is due and such date is after the day of termination; (b) DUKE’s rights to inspect books and records as described in Article 4, and LICENSEE’s obligations to keep such records, in each case for the required time; (c) any cause of action or claim of LICENSEE or DUKE accrued or to accrue because of any breach or default by the other party hereunder; and (d) the provisions of Articles ARTICLE 1 -, ARTICLE 9 - ARTICLE 10 - and ARTICLE 13 - ARTICLE 15 -, and Paragraphs 2.3, 6.3, and 11.5  For clarity in the event of expiration (i.e., expiration of the ROYALTY TERM), but not upon any earlier termination, the licenses granted to LICENSEE herein shall become, perpetual, fully-paid and irrevocable.

Termination by either party hereunder shall not alter or affect any other rights or relief that either party may be entitled to under law.

11.6If LICENSEE or a SUBLICENSEE, or any AFFILIATE thereof, asserts the invalidity or unenforceability of any claim included in the PATENT RIGHTS (“Patent Challenge”), including by way of litigation or administrative proceedings, either directly or through any other party, and such action is not withdrawn within sixty (60) days after DUKE’s request to LICENSEE to do so, then DUKE shall have the right to immediately terminate this Agreement upon written notice to LICENSEE.  If a SUBLICENSEE initiates a Patent Challenge and LICENSEE exercises its right to terminate the applicable sublicense agreement, then DUKE shall not have the right to terminate this Agreement on account of such Patent Challenge.  Notwithstanding anything to the contrary herein, “Patent Challenge” does not include any counterclaim or affirmative defense by LICENSEE, its AFFILIATE or SUBLICENSEE as defendant in any patent infringement proceeding or action by or under the authority of DUKE.

ARTICLE 12 -NOTICES

Any notice, request, or report required or permitted to be given or made under this Agreement by either party is effective when mailed if sent by recognized overnight carrier, certified or registered mail, or electronic mail followed by confirmation by U.S. mail, to the address set forth below or such other address as such party specifies by written notice given in conformity herewith.  Any notice, request, or report not so given is not effective until actually received by the other party.

To DUKE:	To LICENSEE:

For delivery via the U.S. Postal Service

Office of Licensing & Ventures	Cryo-Cell International, Inc.
Box 90083	700 Booker Creek Blvd, Suite 1800
Durham, NC 27708	Oldsmar, FL 34677
Attention: Agreement Manager/File No.4719	Attn: CEO

For delivery via nationally/internationally recognized courier

DUKE UNIVERSITY

Office of Licensing & Ventures

2812 Erwin Road, Suite 406

Durham, NC  27705

Attn:  Agreement Manager/File No.4719

For delivery via electronic mail

To DUKE:

agreements-olv@duke.edu

Subject:  File No. 4719

To LICENSEE:

legalnotice@cryo-cell.com

ARTICLE 13 - CONFIDENTIALITY

13.1DUKE and LICENSEE will treat any proprietary business, process, and technical information disclosed to it by the other party (the “Confidential Information”) with reasonable care and will not disclose such Confidential Information to any other person, firm or corporation, except Affiliates and SUBLICENSEES bound by obligations of confidentiality and restricted use at least as restrictive as those set forth in this Article ARTICLE 13 -.  Reports issued under Article ARTICLE 4 - shall be LICENSEE’s Confidential Information. The receiving party may not use the disclosing party’s Confidential Information other than for exercising the receiving party’s rights or fulfilling such receiving party’s obligations under this Agreement.  These obligations of non-disclosure and restricted use remain in effect for each subject disclosure of the other party’s Confidential Information for five (5) years from the expiration or termination of this Agreement.  However, neither party is obligated, with respect to Confidential Information disclosed to it, or any part thereof, which:

(a)is already known to the receiving party without confidentiality obligations at the time of the disclosure;

(b)becomes publicly known without any wrongful act or breach of this Agreement by the receiving party;

(c)is rightfully received by the receiving party from a third party on a non-confidential basis;

(d)is subsequently and independently developed by employees of the receiving party who had no knowledge of, use of, or reference to the Confidential Information, as verified by written records;

(e)is approved for release by prior written authorization of the disclosing party; or

(f)is disclosed pursuant to the requirements of applicable law or pursuant to any judicial or government requirement or order, provided that the party so disclosing takes reasonable steps to provide the other party sufficient prior notice in order to contest such request, requirement or order and provided that such disclosed Confidential Information otherwise remains subject to the obligations of confidentiality set forth in this Article ARTICLE 13 -.

13.2DUKE and LICENSEE agree that any information to be treated as Confidential Information under this Article ARTICLE 13 - must be disclosed in writing or in another tangible medium and must be clearly marked “CONFIDENTIAL.”  Confidential Information disclosed orally must be summarized and reduced to writing and communicated to the other party within 30 days of such disclosure.

13.3LICENSEE may use and disclose any Confidential Information related to the LICENSED RIGHTS to investors, prospective investors, employees, consultants and agents with a need to know, collaborators, prospective collaborators and other third parties in the chain of manufacturing and distribution, but if and only if LICENSEE obtains from each such recipient a written confidentiality agreement, the provisions of which are at least as protective of DUKE’s Confidential Information as those provided in this Article ARTICLE 13 -.

13.4All information relating to filing, prosecution, maintenance, defense, infringement, and the like regarding the PATENT RIGHTS (no matter how disclosed) is the Confidential Information of DUKE and subject to the provisions of this Article ARTICLE 13 -.  DUKE acknowledges that other than information relating to PATENT RIGHTS, DUKE has not disclosed any Confidential Information to LICENSEE.

13.5The existence and terms of this Agreement shall be the Confidential Information of both parties, provided that LICENSEE may disclose the existence and terms of this Agreement to its actual and potential bona fide stockholders, investors, collaborators, advisors, partners and others on a need to know basis under appropriate obligations of confidentiality.

ARTICLE 14 -DISPUTE RESOLUTION

14.1In the event of any dispute, claim, question, or disagreement arising from or relating to this Agreement or the breach thereof, the parties hereto shall use their reasonable efforts to settle the dispute, claim, question, or disagreement.  To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.  If they do not reach such solution within a period of sixty (60) days of the first written notice of dispute by either party to the other, then such dispute, claim, question or disagreement shall be finally settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with the provisions of its Commercial Arbitration Rules.  The arbitration panel shall consist of three members, selected as follows: one member to be selected by each party, and those two members are to select a third member who will chair the panel.  Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof and shall be binding on the parties.  The negotiation and arbitration described above shall take place at a mutually agreed upon location in Durham, North Carolina.  The arbitration proceedings and the decision of the arbitrations shall not be made public without the joint consent of the parties, and each party shall maintain the confidentiality of such proceedings and decision unless each party agrees otherwise in writing; provided that each party may make such disclosures as are permitted for Confidential Information of the other party under Article ARTICLE 13 - above.

14.2Either party may seek to enforce any written agreement reached by the parties or the patent attorney(s), or to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction, provided that any party moving to enforce, confirm or vacate any such agreement or award, as the case may be, will file such motion under seal unless prohibited under applicable court rules.  Notwithstanding the agreement to such procedures, either party may seek equitable relief to enforce its rights in any court of competent jurisdiction.

ARTICLE 15 -MISCELLANEOUS PROVISIONS

15.1This Agreement shall be governed by and construed under the laws of the state of North Carolina without regard for principles of choice of law, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

15.2DUKE and LICENSEE agree that this Agreement sets forth their entire understanding concerning the subject matter of this Agreement and supersedes all prior agreements and communications, whether written, oral or otherwise, including that certain Patent Option Agreement between the parties effective June 9, 2020.  The parties may amend this Agreement from time to time, such as to add new rights, but no modification will be effective unless both DUKE and LICENSEE agree to it in writing.

15.3If a court of competent jurisdiction finds any term of this Agreement invalid, illegal or unenforceable, that term will be curtailed, limited or deleted, but only to the extent necessary to remove the invalidity, illegality or unenforceability, and without in any way affecting or impairing the remaining terms.

15.4No waiver by either party of any breach of this Agreement, no matter how long continuing or how often repeated, is a waiver of any subsequent breach thereof, nor is any delay or omission on the part of either party to exercise or insist on any right, power, or privilege hereunder a waiver of such right, power or privilege.  In no event shall any waiver be deemed valid unless it is in writing and signed by an authorized representative of each party.

15.5LICENSEE shall, and shall require its Affiliates to, refrain from using and to require SUBLICENSEES to refrain from using the name, mark, logo, image or any adaption thereof of DUKE or its employees in publicity or advertising without the prior written approval of DUKE.  Reports in scientific literature and presentations of joint research and development work are not publicity.  Notwithstanding this provision, without prior written approval of DUKE, LICENSEE and SUBLICENSEES may state publicly that LICENSED PRODUCTS and PROCESSES were developed by LICENSEE based upon an invention(s) developed at Duke University and/or that the PATENT RIGHTS were licensed from Duke University.  However, in no event, shall LICENSEE or SUBLICENSEE represent, either directly or indirectly, that any product or service is a product or service of DUKE.  Notwithstanding the foregoing, LICENSEE has the right to present, orally and in writing, information relating to this Agreement and the related business opportunities to the financial community.

15.6LICENSEE agrees to comply with all applicable laws and regulations, including but not limited to all United States laws and regulations controlling the export of commodities and technical data.  LICENSEE shall be solely responsible for any violation of such laws and regulations involving LICENSEE or its SUBLICENSEES, and to defend, indemnify and hold harmless DUKE if any Claim results from any such violation.

15.7It is expressly understood and agreed that DUKE and LICENSEE are independent contractors.  Neither party is an agent of the other in connection with the exercise of any rights hereunder, and neither has any right or authority to assume or create any obligation or responsibility on behalf of the other.  Nothing in this Agreement shall be deemed to create or constitute a partnership or joint venture between DUKE and LICENSEE.

15.8LICENSEE may not assign this Agreement without the prior written consent of DUKE and shall not pledge any of the license rights granted in this Agreement as security for any creditor without DUKE’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided that such consent shall not be required to grant a security interest in all or substantially all of the business or assets of LICENSEE, whether in connection with a bona fide loan, lease or otherwise.  Any attempted assignment of this Agreement without the prior consent of DUKE will be void from the beginning. No assignment by LICENSEE will be effective until the intended assignee agrees in writing to accept all of the terms and conditions of this AgreementS, and such writing is provided to DUKE.  Notwithstanding the foregoing, LICENSEE may, without DUKE’s consent, assign its rights under this Agreement to a purchaser of all or substantially all of LICENSEE’s business relating to the subject matter of this Agreement, so long as (a) LICENSEE is not in breach of this Agreement and (b) such assignee provides a statement in writing to DUKE that it agrees to accept all the terms and conditions of this Agreement (including obligations existing as of the time of such assignment) in the place of LICENSEE.  The transfer of this Agreement by LICENSEE to an AFFILIATE shall not be considered to be an assignment subject to this Paragraph 15.8.

15.9If the registration, recordation, or reporting to a national or supranational agency of this Agreement, its terms, or assignment thereof is or becomes required or advisable (e.g., as a prerequisite to enforceability of the Agreement in such nation), LICENSEE shall, at its expense, promptly undertake such action.  LICENSEE shall provide prompt notice thereof to DUKE along with copies of relevant documentation.

15.10Neither party shall be held responsible for delay or failure to perform hereunder if such delay or failure is due to fire, flood, riot, acts of God or the public enemy, acts of terrorism, acts of war, unusually severe weather, legal acts of public authorities, shortages of supply or equipment, epidemic, pandemic or any other rapid spread of infectious diseases, or any other circumstances outside the reasonable control of such party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals by their duly authorized officers or representatives as of the EFFECTIVE DATE.

FOR LICENSEE		FOR DUKE UNIVERSITY

By	/s/ David Portnoy	By	/s/ Robin Rasor
	(authorized representative)		Robin L. Rasor
Executive Director
Printed Name	David Portnoy

Title	Chairman and Co-CEO

Date	02/24/2021	Date	February 23, 2021

APPENDIX A.  EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (the “Agreement”) is made as of [DATE] between ___________________ [NAME OF LICENSEE], a [LICENSEE STATE OF INCORPORATION/ORGANIZATION] [corporation], having offices at [LICENSEE ADDRESS] (the “LICENSEE”), and Duke University, a nonprofit educational and research institution organized under the laws of North Carolina (“DUKE”).

RECITALS

Pursuant to that certain License Agreement (DUKE File No(s): ________________), dated [DATE OF LICENSE] (the "License"), between LICENSEE and DUKE, DUKE licensed certain rights to LICENSEE.

Pursuant to Paragraph [ ] of the License and in consideration thereof, the LICENSEE agreed to transfer to DUKE a specified portion of the equity interest in LICENSEE at the times and on the basis described in such Section.

The obligation of LICENSEE to issue such equity to DUKE has matured.

NOW, THEREFORE, in consideration of the License and this Agreement, LICENSEE and DUKE agree as follows.

1.Transfer of Equity.  In partial consideration of the License and in satisfaction of the requirements of Paragraph [  ] thereof, LICENSEE shall, upon execution of this Agreement, issue DUKE a duly endorsed certificate for _________ shares or units, as applicable, of [TYPE OF STOCK OR EQUITY INTEREST REQUIRED BY SECTION [] OF THE LICENSE] of LICENSEE (the “DUKE Equity”).  The DUKE Equity is subject to the designations, powers, preferences and rights, and qualifications, limitations and restrictions set forth in LICENSEE’s charter or other applicable instrument relating thereto.

2.LICENSEE Representations and Warranties.  LICENSEE represents and warrants to DUKE that:

(a)LICENSEE is validly existing in good standing in its state of incorporation or organization and has the power and authority to enter into this Agreement and to issue the DUKE Equity as contemplated hereby;

(b)this Agreement is a valid and binding obligation of LICENSEE, enforceable in accordance with its terms, except as limited by laws relating to creditors’ rights and general principals of equity;

(c)issuance of the DUKE Equity satisfies all of the requirements of Section 3.6 of the License, including with respect to the amount or percentage of shares or units of LICENSEE equity that LICENSEE is obligated to transfer to DUKE;

(d)upon issuance pursuant to this Agreement, the DUKE Equity will be free of any lien, charge or other encumbrance, and will be validly issued, fully-paid and non-assessable;

(e)issuance of the DUKE Equity does not and will not violate (i) the charter, bylaws or operating agreement, as applicable, of LICENSEE (ii) any rights of preemption, first offer, first refusal, co-sale, registration, dividends or similar rights (collectively, “Equity Rights”), (iii) any agreement by which LICENSEE, its owners, property or assets are bound, or (iv) any Federal or applicable state securities law, rule or regulation;

(f)LICENSEE has achieved the Required Funding Event; and

(g)the _______ shares of its common stock referred to above constitutes __% of the Fully-Diluted equity of LICENSEE as of __________.  For the purposes of this Section, “Required Funding Event” and “Fully-Diluted equity” have the same meaning as in Paragraph 3.7 of the License.

3.DUKE's Representations and Warranties.  DUKE represents and warrants to LICENSEE that (a) DUKE is a nonprofit educational and research institution organized under the laws of North Carolina; (b) this Agreement is a valid and binding obligation of DUKE, enforceable in accordance with its terms, except as limited by laws relating to creditors’ rights and general principals of equity; (c) DUKE has full power and authority to execute and deliver this Agreement; and (d) DUKE is an “accredited investor”, as that term is defined in Rule 501 of Regulation D, as promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

4.Additional Rights.  LICENSEE agrees DUKE shall be entitled as of the date hereof to all the contractual rights granted by LICENSEE to the holders of the same type and class of equity security issued to DUKE pursuant to Section 1 hereof, including, by way of example and not limitation, Equity Rights, any cash flow priority or preference and any reporting obligations; subject, however, to any threshold limitations applied on an equal basis to all holders of such equity security.  Notwithstanding any such threshold limitation, for so long as DUKE holds not less than 1% of the issued and outstanding equity interest of LICENSEE, LICENSEE shall provide to DUKE the highest level of written financial and other information that LICENSEE provides to holders of equity interest in LICENSEE.  DUKE agrees to promptly execute and deliver to LICENSEE the documents relating to such contractual rights and to be bound by the provisions thereof; provided, however, that DUKE shall have no obligation to become party to any voting agreement or voting trust.  To the extent DUKE fails to timely exercise any of such rights, LICENSEE shall be entitled to interpret such failure as a waiver thereof.

5.Limited Transferability.  DUKE acknowledges that (a) the DUKE Equity will not be registered under the Securities Act, (b) DUKE is taking the DUKE Equity for its own account and not with a view towards resale or redistribution thereof, and (c) the DUKE Equity may not be sold or transferred unless (i) registered under the Securities Act and registered or qualified under applicable state securities laws, or (ii) pursuant to an applicable exemption from such registration or qualification requirements and LICENSEE receives an opinion of counsel reasonably acceptable to LICENSEE to the effect that no such registration or qualification is required.  Accordingly, until the DUKE Equity has been registered under the Securities Act or LICENSEE receives an opinion of counsel to DUKE to the foregoing effect or to the effect that the DUKE Equity can be freely transferred under Rule 144 promulgated under the Securities Act, the certificate or other instrument evidencing the DUKE Equity shall bear the following legend:

THE SECURITY REPRESENTED BY THIS CERTIFICATE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW.  NEITHER THIS SECURITY NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE ISSUER SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE ISSUER (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER).

6.General.

(a)Assignment.  This Agreement is not assignable by LICENSEE.

(b)Binding Effect.  All of the covenants and provisions of this Agreement shall bind and inure to the benefit of successors and permitted assigns and transferees of LICENSEE and DUKE.

(c)Notices.  Any notice, request, claim or other communication hereunder must be in writing and will be deemed to have been duly given if delivered by hand or if sent by certified mail, postage and certification prepaid, to LICENSEE and DUKE at the addresses for each set forth in the introductory paragraph of this Agreement.  Either party may change such address by giving notice to the other in the manner required by this subsection.

(d)Entire Agreement; Amendments.  This Agreement and the License constitute the entire agreement between LICENSEE and DUKE with respect to the subject matter of this Agreement.  LICENSEE and DUKE may only amend this Agreement by a written instrument executed by them both.

(e)Governing Law.  This Agreement will be construed and governed by the laws of the state of incorporation of LICENSEE, without giving effect to principals of conflicts of laws.

(f)Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but all of which together shall constitute one and the same instrument.

LICENSEE and DUKE have executed this Agreement as of the date first written above.

LICENSEE:	DUKE:

By	By

Name:

Title: